Energy East Corporation Consolidating Retained Earnings Statement For the Twelve Months Ending December 31, 2000 (Thousands)
	Energy East Holding Company	Energy East Management Corporation	NYSEG	Connecticut Energy Corporation Consolidated
Retained earnings at beginning of year	$782,588	($154,070)	$26,731	$ -
Net income available for common shareholders	235,034	11,479	219,199	8,458
Common stock dividends	(99,606)	(335,000)	(210,601)	(7,488)
Retained earnings at end of year	$918,016	($477,591)	$35,329	$970

Energy East Corporation Consolidating Retained Earnings Statement For the Twelve Months Ending December 31, 2000 (Thousands)
	CMP Group, Inc. Consolidated	CTG Resources, Inc. Consolidated	Berkshire Energy Resources Consolidated	The Energy Network, Inc. Consolidated
Retained earnings at beginning of year	$ -	$ -	$ -	($19,173)
Net income available for common shareholders	25,285	6,484	(464)	(20,115)
Common stock dividends	-	(192)	-	-
Retained earnings at end of year	$25,285	$6,292	($464)	($39,288)

Energy East Corporation Consolidating Retained Earnings Statement For the Twelve Months Ending December 31, 2000 (Thousands)
	Energy East Enterprises, Inc. Consolidated	Energy East Eliminations	Energy East Consolidated
Retained earnings at beginning of year	($1,818)	$148,330	$782,588
Net income available for common shareholders	(1,279)	(249,047)	235,034
Common stock dividends	-	553,281	(99,606)
Retained earnings at end of year	($3,097)	$452,564	$918,016